Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Pure Storage Canada Limited	Canada
Pure Storage International, Inc.	U.S.
Pure Storage Ltd (UK)	United Kingdom
Pure Storage Brazil Ltda	Brazil
Pure Storage Mexico S. de R.L. de C.V.	Mexico
Pure Storage LLC	U.S.
Pure Storage Hong Kong Ltd	Hong Kong
Pure Storage Singapore Pte Ltd	Singapore
Pure Storage Korea Co Ltd	South Korea
Pure Storage Australia Pty Ltd	Australia
Pure Storage Japan KK	Japan
Pure Storage Ireland Limited	Ireland
Pure Storage Germany GmbH	Germany
Pure Storage France SARL	France
Pure Storage Spain, SL	Spain
Pure Storage Netherlands BV	Netherlands
Pure Storage Italy, SRL	Italy
Pure Storage Austria, GmbH	Austria
Pure Storage Switzerland GmbH	Switzerland
Pure Storage Sweden AB	Sweden
Pure Storage South Africa (Pty) Limited	South Africa